As filed with the Securities and Exchange Commission on August 11, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

America’s Suppliers, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	27-1445090

(State or other jurisdiction of of incorporation or organization)	(I.R.S. Employer Identification No.)

7575 E. Redfield Road Suite 201
Scottsdale, AZ	85260

(Address of principal executive offices)	(Zip Code)

2009 Long-Term Incentive Compensation Plan
(Full title of the plan)

Michael Moore
Chief Financial Officer
America’s Suppliers, Inc.
7575 E. Redfield Road Suite 201
Scottsdale, Arizona 85260
(480) 922-8155
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	2,000,000 shares (1)	$0.17	(2)	$340,000	$39.47

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock that may become issuable under the registrant’s 2009 Long-Term Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or similar adjustments.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) based upon the average of the bid and asked prices of the registrant’s common stock, as reported on Over-the-Counter Bulletin Board on August 9, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*           The documents containing the information specified in Part I of this Form S-8 will be delivered to each employee, officer, director or other person, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), who is eligible to participate in the America’s Suppliers, Inc. 2009 Long-Term Incentive Compensation Plan (the “Plan”).  These documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed by America’s Suppliers, Inc. (the “Registrant,” or the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 3, 2011.

2.	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, filed with the Commission on May 13, 2011 and August 10, 2011, respectively.

3.	The Company’s Current Reports on Form 8-K filed with the Commission on February 9, 2011, March 4, 2011 and June 14, 2011; and

4.
The description of the Company’s Common Stock, $0.001 par value (the “Common Stock”) contained in Form 8-A, filed with the Commission on December 17, 2009 and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law generally authorizes, on a non-exclusive basis, with respect to certain claims, indemnification of officers and directors who have acted, in good faith, in a manner reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful (with certain limitations in the case of actions by or in the right of the Company).  The Delaware General Corporation Law mandates such indemnification in the case of an officer or director who is successful on the merits or otherwise in defense of certain claims.

Article SEVENTH of the Company’s Certificate of Incorporation provides, in part, that:

2.  (a)  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.  Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (hereinafter an “undertaking”).

(b)  Right of Indemnitee to Bring Suit.  If a claim under paragraph (a) of this Section is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Section or otherwise shall be on the Corporation.

(c)  Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Corporation’s By-laws, contract or agreement, vote of stockholders or disinterested directors or otherwise.

(d)  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e)  Indemnification of Employees or Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors, and officers of the Corporation.

Article IX of the Company’s Bylaws provides that:

SECTION 1. SUITS BY THIRD PARTIES. The Corporation shall indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

SECTION 2. DERIVATIVE SUITS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

SECTION 3. INDEMNIFICATION AS OF RIGHT. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

SECTION 4. DETERMINATION THAT INDEMNIFICATION IS PROPER. Any indemnification under Sections 1 and 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination will be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the Corporation) in a written opinion, or (3) by the stockholders.

SECTION 5. ADVANCE OF FUNDS. Expenses (including attorneys fees) incurred by an officer, director, employee or agent in defending a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation as authorized in this Article.

SECTION 6. NON-EXCLUSIVITY. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

SECTION 7. SUCCESSORS AND ASSIGNS. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided, when authorized or ratified continue as to a person who has ceased to be a director, officer or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

SECTION 8. INSURANCE PREMIUMS. The Corporation may purchase and maintain insurance on  behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by him in any such capacity, or arising out of the person's status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

SECTION 9. REFERENCES TO "CORPORATION". References in this Article to "the Corporation" will include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

SECTION 10. REFERENCES TO CERTAIN TERMS. For purposes of this Article, references to "other enterprises" will include employee benefit plans; references to "fines" will include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" will include any service as a director, officer, employee or agent of a subsidiary of the Corporation and any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

SECTION 11. APPLICATION OF ARTICLE. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided, when authorized or ratified continue as to a person who has ceased to be a director, officer or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

SECTION 12. RETROACTIVE EFFECT. The provisions of this Article will be deemed retroactive and will include all acts of the officers and directors of the Corporation since the date of incorporation.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibit list in the Index to Exhibits is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 11, 2011.

AMERICA’S SUPPLIERS, INC.

By:	/s/ Marc Joseph
Name:	Marc Joseph
Title:	President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

The officers and directors of America’s Suppliers, Inc., whose signatures appear below, hereby constitute and appoint Marc Joseph and Michael Moore, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any and all amendments to this registration statement on Form S-8, including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned does hereby ratify and confirm all that each of said attorneys-in-fact and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Joseph	President and Chief Executive Officer (Principal Executive Officer) Director	August 11, 2011
Marc Joseph

/s/ Michael Moore	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	August 11, 2011
Michael Moore

/s/ Christopher Baker	Chairman	August 11, 2011
Christopher Baker

/s/ Vincent Pino	Director	August 11, 2011
Vincent Pino

/s/ Justiniano Gomes	Director	August 11, 2011
Justiniano Gomes

Director
Eric Best

EXHIBIT INDEX

Exhibit No.	Description
4.1	America’s Suppliers, Inc. 2009 Long-Term Incentive Compensation Plan (filed herewith)
4.2	Form of Stock Option Award Agreement (filed herewith)
5.1	Opinion of Counsel
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)